Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Farmers and Middlefield, and has been prepared to illustrate the financial effect of the Merger. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Farmers and its subsidiaries and of Middlefield and its subsidiaries, as an acquisition by Farmers of Middlefield using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Middlefield will be recorded by Farmers at their respective fair values as of the date the Merger is completed. The pro forma financial information should be read in conjunction with Farmers’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein, and Middlefield’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein.

In November 2025, the FASB issued Accounting Standards Update 2025-08, Financial Instruments – Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross up method to certain acquired loans beyond purchased financial assets with credit deterioration. The ASU applies the gross-up method to acquired non-PCD assets that are purchased seasoned loans ultimately eliminating the Day 1 credit loss expense and reducing interest income recognized in subsequent periods. The ASU is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2026 and is applied on a prospective basis. Early adoption is permitted. If the ASU is adopted early, the impact would be to remove the CECL expense of $15.1 million which would instead gross up the balance sheet and reduce goodwill.

The unaudited pro forma condensed combined financial information set forth below assumes that the Merger was consummated on January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of income and September 30, 2025 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the Merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Farmers and its subsidiaries and of Middlefield and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2025

	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
ASSETS
Cash and cash equivalents	$92,345	$103,705	$—	$196,050
Securities available for sale (including equity securities)	1,301,766	155,855	—	1,457,621
Loans held for sale	4,975	209	—	5,184
Loans	3,337,780	1,607,024	(35,791)	4,909,013	A
Allowance for credit losses	(39,528)	(23,029)	(5,375)	(67,932)	B
Net Loans	3,298,252	1,583,995	(41,166)	4,841,081
Premises and equipment, net	56,639	22,426	2,500	81,565	C
Bank owned life insurance	118,475	35,335	—	153,810
Goodwill	167,450	36,356	79,600	283,406	D
Other intangibles	18,563	4,862	18,238	41,663	E
Other assets	177,110	36,150	3,765	217,025	F
Total assets	$5,235,575	$1,978,893	$62,937	$7,277,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$994,604	$410,612	$—	$1,405,216
Interest-bearing	3,405,911	1,211,690	(1,037)	4,616,564	G
Total deposits	4,400,515	1,622,302	(1,037)	6,021,780
Short-term borrowings	235,000	106,000	—	341,000
Long-term borrowings	86,581	11,502	(2,400)	95,683	H
Other liabilities	47,530	14,969	8,404	70,903	I
Total liabilities	4,769,626	1,754,773	4,967	6,529,366
Commitments and contingent liabilities Stockholders’ equity:
Common stock	366,214	162,349	140,108	668,671	J
Additional paid-in-capital	—	1,041	(1,041)	—	K
Retained earnings	277,930	120,514	(140,881)	257,563	L
Accumulated other comprehensive loss	(155,085)	(18,875)	18,875	(155,085)	M
Treasury stock	(23,110)	(40,909)	40,909	(23,110)	N
Total stockholders’ equity	465,949	224,120	57,970	748,039
Total liabilities and stockholders’ equity	$5,235,575	$1,978,893	$62,937	$7,277,405
Shares outstanding	37,646,549	8,086,886	13,563,579	59,297,014	U

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(In thousands, except per share data)	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$142,361	$73,994	$6,711	$223,066	O
Securities and other	32,013	6,323	4,480	42,816	P
Total interest income	174,374	80,317	11,191	265,882
Interest expense:
Deposits	60,329	25,646	—	85,975
Borrowings	8,620	3,571	150	12,341	Q
Total interest expense	68,949	29,217	150	98,316
Net interest income	105,425	51,100	11,041	167,566
Provision (credit) for credit losses	4,763	(19)	—	4,744
Net interest income after provision (credit) for credit losses	100,662	51,119	11,041	162,822
Total non-interest income	34,032	7,346	(37)	41,341	R
Total non-interest expense	87,381	38,942	1,779	128,102	S
Income before income taxes	47,313	19,523	9,225	76,061
Provision for income taxes	7,364	3,216	1,937	12,517	T
Net income	39,949	16,307	7,288	63,544
Basic earnings per common share:
Earnings per share	$1.07	$2.02		$1.09
Weighted average shares outstanding	37,430,415	8,081,573	12,930,517	58,442,505	U
Diluted earnings per common share:
Earnings per share	$1.06	$2.01		$1.08
Weighted average shares outstanding	37,626,099	8,130,213	13,008,341	58,764,653	U

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except per share data)	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$185,710	$92,566	$8,948	$287,224	O
Securities and other	42,022	8,696	5,973	56,691	P
Total interest income	227,732	101,262	14,921	343,915
Interest expense:
Deposits	81,169	33,263	1,037	115,469	V
Borrowings	18,195	7,319	200	25,714	Q
Total interest expense	99,364	40,582	1,237	141,183
Net interest income	128,368	60,680	13,684	202,732
Provision for credit losses	7,966	2,008	15,143	25,117	W
Net interest income after provision for credit losses	120,402	58,672	(1,459)	177,615
Total non-interest income	41,716	7,213	(50)	48,879	R
Total non-interest expense	106,691	47,541	12,744	166,976	X
Income before income taxes	55,427	18,344	(14,253)	59,518
Provision for income taxes	9,478	2,825	(2,993)	9,310	T
Net income	45,949	15,519	(11,260)	50,208
Basic earnings per common share:
Earnings per share	$1.23	$1.93		$0.86
Weighted average shares outstanding	37,327,848	8,075,300	12,920,480	58,323,628	U
Diluted earnings per common share:
Earnings per share	$1.22	$1.92		$0.86
Weighted average shares outstanding	37,511,885	8,086,098	12,937,757	58,535,740	U

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note1 - Under the terms of the Merger Agreement, Middlefield will merge into Farmers, with Middlefield shareholders receiving 2.6 shares of Farmers common shares for each share of Middlefield common shares held. The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting, giving effect to the Merger. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of Farmers and Middlefield as of September 30, 2025, and assumes the Merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of income combine the historical financial information of Farmers and Middlefield and give effect to the Merger as if it had been completed as of January 1, 2024 and carried forward through December 31, 2024 and the nine months ended September 30, 2025.

The preliminary estimated merger consideration and allocation of the purchase price is as follows:

Common shares of Middlefield as of September 30, 2025	8,086,886
Stock based compensation to be converted	240,216
Total shares to be converted	8,327,102
Exchange ratio	2.60
Farmers shares to be issued	21,650,465
Price per share of Farmers common stock (closing price December 3, 2025)	$13.97
Preliminary estimated merger consideration	$302,457

The purchase price will depend on the market price of Farmers common stock when the acquisition is consummated. Farmers management believes that a 15% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	“Farmers Share Price”	“Purchase Price (In Thousands)”
As presented	$13.97	302,457
15% increase	$16.07	347,826
15% decrease	$11.87	257,088

	Middlefield Book Value	Fair Value Adjustments	Fair Value
Preliminary estimated merger consideration			$311,983
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and due from banks	$103,705	$0	$103,705
Securities available for sale	155,855	0	155,855
Loans held for sale	209	0	209
Loans, net of allowance for credit losses	1,583,995	(26,023)	1,557,972
Premise and equipment	22,426	2,500	24,926
Bank owned life insurance	35,335	0	35,335
Core deposit intangible	0	23,100	23,100
Other assets	36,150	249	36,399
Total identifiable assets acquired	1,937,675	(174)	1,937,501
Deposits	1,622,302	(1,037)	1,621,265
Borrowed funds	117,502	(2,400)	115,102
Other liabilities	14,969	(336)	14,633
Total liabilities assumed	1,754,773	(3,773)	1,751,000
Total Identifiable net assets	182,902	3,599	186,501
Goodwill		115,956	115,956
Total allocation	$182,902	$119,555	$302,457

A -

Adjustment to loans reflects the estimated interest rate fair value mark on the portfolio of $20.6 million and credit fair value mark related to non-purchased credit-deteriorated (“PCD”) loans of $15.1 million based on estimates of expected cash flows and $13.3 million on loans preliminarily identified as PCD, resulting in a discount on Middlefield’s portfolio. The final component is a $13.3 million increase adjustment, representing a gross up of PCD loans.

B -

Adjustment to reflect the elimination of Middlefield’s ACL totaling $23.0 million, the $13.2 million addition to the ACL attributable to loans identified as PCD and the day 1 recognition of the ACL related to non-PCD loans of $15.1 million.

C -	Adjustments to premises and equipment represents adjustments to appraised values.

D -	Goodwill was adjusted to remove Middlefield’s goodwill totaling $36.4 million and to record estimated goodwill of $116.0 million resulting from the Merger.

E -

Other intangibles were adjusted to remove Middlefield’s core deposit intangible asset totaling $4.9 million and to record the estimated core deposit intangible resulting from the Merger of $23.1 million.

F -

Adjustments to other assets represents a fair value adjustment of $249,000 for mortgage servicing rights and the recording of the estimated net deferred tax asset of $3.5 million resulting from the Merger.

G -	Adjustment to interest-bearing deposits represents time deposits adjusted to fair value.

H -	Adjustment to trust preferreds to reflect liquidity and interest rate estimates resulting in a discount on Middlefield’s debt.

I -	Adjustment to accrue estimated merger-related expenses, net of tax expected to be incurred by Farmers.

J -	Adjustment to eliminate Middlefield’s capital accounts, and to record the issuance of 21,650,465 shares of Farmers common stock to Middlefield’s shareholders.

K -	Adjustment to eliminate Middlefield’s capital surplus

L -

Adjustment to eliminate Middlefield’s retained earnings, to record the after tax merger costs expected to be incurred by Farmers and to record the after-tax provision for credit losses of $12.0 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consumption of the merger.

M -	Adjustment to eliminate Middlefield’s accumulated other comprehensive income.

N -	Adjustment to eliminate Middlefield’s treasury stock.

O -	Adjustment to record loan discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

P -	Adjustment to record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

Q -	Adjustment to record discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term.

R -	Adjustment to record the amortization of the estimated fair value mark on mortgage servicing rights over its expected average life.

S -	Adjustment to record amortization of the estimated core deposit intangible (CDI) and estimated fixed asset fair value mark over their expected lives.

T -	Adjustment to recognize the tax impact of pro forma transactions related adjustment at 21%.

U -	Adjustment to Middlefield common shares reflecting the conversion ratio of 2.60 at closing. V - Adjustment to record amortization of estimated time deposit mark.

W -	To record the provision for credit losses of $15.1 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consummation of the Merger.

X -	Adjustment to record amortization of the estimated core deposit intangible (CDI) and estimated fixed asset fair value mark over their expected lives and record merger expense incurred by Farmers.